UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported):
June 15, 2006
International Game Technology
(Exact name of registrant as specified in its charter)

Nevada	001-10684	88-0173041

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
9295 Prototype Drive, Reno, Nevada 89521

(Address of principal executive offices) (Zip Code)
(775) 448-7777

(Registrant’s telephone number, including area code)
not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     International Game Technology (the “Company”) announced that Patti S. Hart joined the Board of Directors of the Company (the “Board”) on June 15, 2006. There are no arrangements or understandings between Ms. Hart and any other persons pursuant to which she was selected as a director. Ms. Hart has not been appointed to a committee of the Board, but the Board expects to consider the appointment of Ms. Hart to one or more of the Board’s committees in the near future.
     Ms. Hart, age 50, was the chairman and CEO of Pinnacle Systems from March 2004 until August 2005. Prior to joining Pinnacle Systems, Ms. Hart was chairman and CEO of Excite@Home from April 2001 until March 2002. Excite@Home filed for protection under Chapter 11 of the Federal Bankruptcy Code in September 2001. Before her tenure at Excite@Home in 2001, Ms. Hart was the chairman, president and CEO of Telocity and a member of its board from July 1999 through March 2001. From 1986 to 1999, Ms. Hart was employed by Sprint Corporation, where her final position was as president and chief operating officer of Sprint’s Long Distance Division. Ms. Hart is also a member of the boards of directors of Korn Ferry International and Spansion Inc. and is a former member of the boards of directors of Plantronics Inc., Vantive Corporation, EarthLink, Inc., Mariner Networks, Pinnacle Systems, Inc., and Premisys Corporation. Ms. Hart received a bachelor of science in marketing and economics from Illinois State University.
     The full text of the Company’s press release announcing the appointment of Ms. Hart is included as Exhibit 99.1 to this report and is incorporated herein by this reference.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

99.1	Press Release, dated June 21, 2006, announcing appointment of Patti S. Hart to Board of Directors

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL GAME TECHNOLOGY, INC.
Date: June 21, 2006	By:	/s/ Maureen T. Mullarkey
Maureen T. Mullarkey
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release, dated June 21, 2006, announcing appointment of Patti S. Hart to Board of Directors